Exhibit 99.1

Press Release

Diversified Restaurant Holdings, Inc. Announces Sale Leaseback Agreement for 11 Properties

SOUTHFIELD, Mich. October 9, 2014 -- Diversified Restaurant Holdings, Inc. (Nasdaq: BAGR) ("DRH" or the "Company"), the creator, developer and operator of the unique, full-service, ultra-casual restaurant and bar Bagger Dave's Burger Tavern® ("Bagger Dave's") and one of the largest franchisees for Buffalo Wild Wings® ("BWW"), today announced it has entered into a agreement for a $24.6 million sale and leaseback transaction with Spirit Realty Capital (NYSE: SRC).

Spirit Realty Capital is a leading real estate investment trust (REIT) that invests primarily in single-tenant, operationally essential real estate with an enterprise value of approximately $8 billion and a diverse real estate portfolio of more than 2,300 assets across 49 states.

The transaction carries an aggregate sale price of approximately $24.6 million, which includes 11 properties, comprised of both Buffalo Wild Wings and Bagger Dave’s restaurants. The proceeds from the transaction will be used to pay down debt as well as to fund growth capital.

“We are very pleased to announce this important transaction with Spirit Realty Capital, a premier real estate investment trust, and look forward to an ongoing successful partnership with them. The sale and leaseback of these 11 properties further enhances our financial flexibility and allows us to capitalize on the exciting and long runway of growth we see ahead for both Bagger Dave’s and Buffalo Wild Wings,” said Michael Ansley, President and CEO.

Commenting on the transaction, Gregg Seibert, Executive Vice President of Investments with Spirit Realty Capital stated, “We are extremely pleased to have formed this strategic relationship with DRH. Their position as both an owner of a growing regional concept as well as a successful franchisee of a national brand fits well in our tenant profile, and we’re excited to help them improve their financial flexibility through this sale-leaseback.”

The purchase and sale agreement provides for a 30 day due diligence period with rights to terminate the agreement, and a follow-on 15 day period after the completion of due diligence to close the transaction. Upon completion of the sale of the properties, DRH will lease the properties for a 15 year initial term with the option to extend the term for 4 additional successive periods of 5 years, subject to certain notice and financial covenants requirements.

About Diversified Restaurant Holdings

Diversified Restaurant Holdings, Inc. (Nasdaq: BAGR) ("DRH" or the "Company") owns and operates Bagger Dave's Burger Tavern, a full-service, family-friendly restaurant and full bar with a casual, comfortable atmosphere specializing in custom-built, proprietary, fresh prime rib recipe burgers, all-natural turkey burgers, hand-cut fries, locally crafted beers on draft, hand-dipped milk shakes, salads, black bean turkey chili, and much more. There are currently 21 company-owned Bagger Dave's restaurants in Michigan and Indiana. DRH plans to open five additional company-owned locations in Indiana and Michigan in 2014. For more information, visit www.baggerdaves.com.

The Company also operates 40 Buffalo Wild Wings Grill & Bar franchised restaurants in Indiana, Illinois, Michigan, and Florida, with an Area Development Agreement to open an additional 11 locations by 2017. DRH plans to open two additional units in 2014.

The Company routinely posts news and other important information on its website at www.diversifiedrestaurantholdings.com.

About Spirit Realty Capital

Spirit Realty Capital (NYSE: SRC) is a real estate investment trust (REIT) that invests primarily in single-tenant operationally essential real estate, which refers to generally free-standing, commercial real estate facilities where tenants conduct retail, service or distribution activities that are essential to the generation of their sales and profits. Spirit Realty Capital has an estimated enterprise value of $8.3 billion comprising a diverse portfolio of 2,369 properties across 49 states as of June 30, 2014. Initially formed in 2003, the Company completed its initial public offering in September 2012. More information about Spirit Realty Capital can be found at www.spiritrealty.com.

Safe Harbor Regarding Forward Looking Statements

The information made available in this news release contains forward-looking statements which reflect DRH's current view of future events, results of operations, cash flows, performance, business prospects and opportunities. Wherever used, the words "anticipate," "believe," "expect," "intend," "plan," "project," "will continue," "will likely result," "may," and similar expressions identify forward-looking statements as such term is defined in the Securities Exchange Act of 1934. Any such forward-looking statements are subject to risks and uncertainties and the Company's actual growth, results of operations, financial condition, cash flows, performance, business prospects and opportunities could differ materially from historical results or current expectations. Some of these risks include, without limitation, the impact of economic and industry conditions, competition, food and drug safety issues, store expansion and remodeling, labor relations issues, costs of providing employee benefits, regulatory matters, legal and administrative proceedings, information technology, security, severe weather, natural disasters, accounting matters, other risk factors relating to our business or industry and other risks detailed from time to time in the Securities and Exchange Commission filings of DRH. Forward-looking statements contained herein speak only as of the date made and, thus, DRH undertakes no obligation to update or publicly announce the revision of any of the forward-looking statements contained herein to reflect new information, future events, developments or changed circumstances or for any other reason.

CONTACT: For more information contact:

Investor Relations Contacts for DRH:
Sheryl Freeman / Raphael Gross
ICR Inc.
646.277.1284 / 203.682.8253
sheryl.freeman@icrinc.com / raphael.gross@icrinc.com

Company Contact for DRH:
David G. Burke
Chief Financial Officer
248.223.9160

Investor Relations Contacts for Spirit Realty Capital:
Mary Jensen
Vice President – Investor Relations
480.315.6604
mjensen@spiritrealty.com

Company Contact for Spirit Realty Capital:
Gregg Seibert
EVP - Investments
480.315.6610